Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Investors Funds, Inc. (formerly Scudder Investors Funds, Inc.) on Form N-1A (“Registration Statement”) of our report dated October 26, 2006 relating to the financial statements and financial highlights which appears in the August 31, 2006 Annual Report to Shareholders of DWS Japan Equity Fund (Scudder Japanese Equity Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

November 28, 2006